Filed Pursuant to Rule 433

Registration No. 333-190096

No. 333-190096-01

First National Master Note Trust, Series 2013-2

Joint Leads: J.P. Morgan, Wells Fargo	Co-Manager: RBC

CL	AMT(MM)	WAL	MDY/S&P/F	E.FINAL	L.FINAL	PXG	$PX
A	$300.00	2.98	Aaa/AAA/AAA	10/17/16	10/15/19	1ML+53	100.00000

Sponsor & Servicer:	First National Bank of Omaha
Expected Pricing:	Priced
Expected Settle:	10/24/13
Expected Ratings:	Moody’s/S&P/Fitch
ERISA Eligible:	Yes
Registration:	SEC Registered
First Pay Date:	12/16/13
Min Denoms:	1K x 1K
CUSIP:	32113CBD1
Bill & Deliver:	J.P. Morgan

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.